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Exhibit 99.4

BUSINESS

        The Company is one of the world's leading manufacturers of packaging products (based on sales revenue) and is the largest manufacturer of glass containers in the world, with leading positions in Europe, North America, Asia Pacific and South America. The Company is also a leading manufacturer of health care packaging including plastic prescription containers and medical devices, and plastic closures including tamper-evident caps and child-resistant closures, with operations in the United States, Mexico, Puerto Rico, Brazil, Hungary and Singapore. The Company, through its subsidiaries, is the successor to a business established in 1903.

        For the year ended December 31, 2003, the Company had net sales from continuing operations of approximately $5.0 billion. Net sales from continuing operations for the nine months ended September 30, 2004 were approximately $4.4 billion and included approximately $0.4 billion from the BSN Acquisition. The Company's consolidated total assets were approximately $11.3 billion at September 30, 2004.

Strategy and Competitive Strengths

        The Company is pursuing a strategy aimed at leveraging its global capabilities, broadening its market base and focusing on the effective management of working capital and capital spending.

        Our core strategies include the following:

  •
  Improve liquidity and reduce leverage

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  Improve system cost and capital capabilities

  •
  Implement global procurement initiatives

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  Build modest growth momentum and broaden market base

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  Achieve successful European integration

        Our core competitive strengths are:

  •
  Global leadership in manufacturing glass containers

  •
  Long-standing relationships with industry-leading consumer products companies

  •
  Low-cost production of glass containers

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  Technological leadership and innovation

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  Worldwide licensee network—glass containers and plastic closures

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  Leading health care packaging businesses

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  Experienced and motivated management team

        Consistent with its goal to become the world's leading packaging company, the Company has acquired 16 glass container businesses in 21 countries since 1990, including businesses in Europe, North America, Asia Pacific and South America. Through these acquisitions, the Company has enhanced its global presence in order to better serve the needs of its multi-national customers and has achieved purchasing and cost reduction synergies.

Realignment of Business Portfolio

        In 2004, the Company completed two major transactions which significantly realign its business portfolio:

  •
  On June 21, 2004, the Company completed the BSN Acquisition, for total consideration of approximately $1.3 billion; and

  •
  On October 7, 2004, the Company completed the Plastics Sale for approximately $1.2 billion.

        After giving effect to the BSN Acquisition and the Plastics Sale, the Company has 82 glass manufacturing plants in 21 countries and 24 plastics packaging facilities, primarily in the United States.

        The Company has two product segments: (1) Glass Containers and (2) Plastics Packaging. Below is a description of these segments and information to the extent material to understanding the Company's business taken as a whole.

GLASS CONTAINERS PRODUCT SEGMENT

        The Company is the largest manufacturer of glass containers in the world. Approximately one of every two glass containers made worldwide is made by us, our affiliates or our licensees. Worldwide glass container sales represented approximately 87% of the Company's consolidated net sales from continuing operations for the year ended December 31, 2003, on a pro forma basis after giving effect to the BSN Acquisition. We are the leading glass container manufacturer (based on sales revenue) in 19 of the 21 countries where we compete in the glass container segment of the rigid packaging market and the sole manufacturer of glass containers in 8 of these countries.

        For the year ended December 31, 2003, the Company manufactured approximately 39% of all glass containers sold by domestic producers in the U.S., making the Company the leading manufacturer of glass containers in the United States.

Products and Services

        The Company produces glass containers for malt beverages including beer and ready to drink low alcohol refreshers, food, tea, juice, liquor, wine and pharmaceuticals. The Company also produces glass containers for soft drinks, principally outside the U.S. The Company manufactures these products in a wide range of sizes, shapes and colors. As a leader in glass container innovation, the Company is active in new product development.

Customers

        In most of the countries where the Company competes, it has the leading position in the glass container segment of the rigid packaging market (based on sales revenue). The largest customers include many of the leading manufacturers and marketers of glass packaged products in the world. In the U.S., the majority of customers for glass containers are brewers, food producers, distillers and wine vintners. Outside of the U.S., glass container customers also include soft drink bottlers. The largest U.S. glass container customers include (in alphabetical order) Anheuser-Busch, Campbell, Coors, Gerber, H.J. Heinz and SABMiller. The largest international glass container customers include (in alphabetical order) Diageo, Foster's, Heineken, Kronenbourg, Labatt, Lion Nathan, Molson and SABMiller. The Company is the sole glass container supplier to many of these customers.

        The Company sells most of its glass container products directly to customers under annual or multi-year supply agreements. The Company also sells some of its products through distributors. Glass containers are typically scheduled for production in response to customers' orders for their quarterly requirements.

Markets and Competitive Conditions

        The principal markets for glass container products made by the Company are in Europe, North America, Asia Pacific and South America. The Company believes it is the low-cost producer in the glass container segment of the rigid packaging market in most of the countries in which it competes. Much of this cost advantage is due to proprietary equipment and process technology used by the Company. The Company's machine development activities and systematic upgrading of production equipment in the 1990's and early 2000's have given it low-cost leadership in the glass container segment in most of the countries in which it competes, a key strength to competing successfully in the rigid packaging market.

        The Company has the leading share of the glass container segment of the U.S. rigid packaging market based on sales revenue by domestic producers in the U.S., with its sales representing approximately 39% of that segment for the year ended December 31, 2003. The principal glass container competitors in the U.S. are Saint-Gobain Containers, Inc., a wholly-owned subsidiary of Compagnie de Saint-Gobain, and Anchor Glass Container Corporation.

        In supplying glass containers outside of the U.S., the Company competes directly with Compagnie de Saint-Gobain in Italy and Brazil, Rexam plc and Ardagh plc in the U.K., Vetropak in the Czech Republic and Amcor Limited in Australia. In other locations in Europe, the Company competes indirectly with a variety of glass container firms including Compagnie de Saint-Gobain, Vetropak and Rexam plc. Except as mentioned above, the Company does not compete with any large, multi-national glass container manufacturers in South America or the Asia Pacific region.

        In addition to competing with other large, well-established manufacturers in the glass container segment, the Company competes with manufacturers of other forms of rigid packaging, principally aluminum cans and plastic containers, on the basis of quality, price and service. The principal competitors producing metal containers are Crown Cork & Seal Company, Inc., Rexam plc, Ball Corporation and Silgan Holdings Inc. The principal competitors producing plastic containers are Consolidated Container Holdings, LLC, Graham Packaging Company, Plastipak Packaging, Inc. and Silgan Holdings Inc. The Company also competes with manufacturers of non-rigid packaging alternatives, including flexible pouches and aseptic cartons, in serving the packaging needs of juice customers.

        The Company's unit shipments of glass containers in countries outside of the U.S. have grown substantially from levels of the early 1990's. The Company has added to its international operations by acquiring glass container companies, many of which have leading positions in growing or established markets, increasing capacity at select foreign affiliates, and maintaining the global network of glass container companies that license its technology. In many developing countries, the Company's international glass operations have benefited in the last ten years from increased consumer spending power, a trend toward the privatization of industry, a favorable climate for foreign investment, lowering of trade barriers and global expansion programs by multi-national consumer companies. Due to the weighting of labor as a production cost, glass containers have a significant cost advantage over plastic and metal containers in developing countries where labor wage rates are relatively low.

        The Company's majority ownership positions in international glass affiliates are summarized below:

Affiliate/Country	Ownership %
ACI Operations Pty. Ltd., Australia	100.0
ACI Operations New Zealand Ltd., New Zealand	100.0
Avirunion, a.s., Czech Republic	100.0
BSN Glasspack S.A., France, Spain, Germany, The Netherlands	100.0
Karhulan Lasi Oy, Finland	100.0
OI Canada Corp., Canada	100.0
United Glass Ltd., United Kingdom	100.0
United Hungarian Glass Containers, Kft., Hungary	100.0
Vidrieria Rovira S.A., Spain	100.0
A/S Jarvakandi Klaas, Estonia	100.0
PT Kangar Consolidated Industries, Indonesia	99.9
AVIR S.p.A., Italy	99.7
Owens-Illinois Polska S.A., Poland	99.4
Owens-Illinois Peru, S.A., Peru	96.0
Companhia Industrial Sao Paulo e Rio, Brazil	79.4
Owens-Illinois de Venezuela, C.A., Venezuela	74.0
ACI Guangdong Glass Company Ltd., China	70.0
ACI Shanghai Glass Company Ltd., China	70.0
Wuhan Owens Glass Container Company Ltd., China	70.0
Cristaleria del Ecuador S.A., Ecuador	69.0
Cristaleria Peldar S.A., Colombia	58.4

        North America.    In addition to the glass container operations in the U.S., the Company's affiliate in Canada is the sole manufacturer of glass containers in that country.

        South America.    The Company is the sole manufacturer of glass containers in Colombia, Ecuador and Peru. In both Brazil and Venezuela, the Company is the leading manufacturer of glass containers. In South America, there is a large infrastructure for returnable/refillable glass containers. However, with improving economic conditions in South America after the recessions of the late 1990's, unit sales of non-returnable glass containers have grown in Venezuela, Colombia and Brazil.

        Europe.    The Company's European glass container business has operations in 11 countries and is the largest in Europe. The Company's subsidiary in France is a leading producer of wine and champagne bottles and is the sole supplier of glass containers to Kronenbourg, France's leading brewer. In Italy, the Company's wholly-owned subsidiary, AVIR, is the leading manufacturer of glass containers and operates 13 glass container plants. On a pro forma basis giving effect to the BSN Acquisition, the Company's sales in France and Italy accounted for approximately 52% of the Company's total European glass container sales in 2003. In Germany, the Company's key customers include Jagermeister and Nestle Europe. In the Netherlands, the Company is one of the leading suppliers of glass containers to Heineken. United Glass, the Company's subsidiary in the U.K., is a leading manufacturer of glass containers for the U.K. spirits business. In Spain, the Company serves the market for olives in the Sevilla area and the market for wine bottles in the Barcelona and southern France area. In Poland, the Company is the leading glass container manufacturer and currently operates two plants. The Company's subsidiary in the Czech Republic, Avirunion, is the leading glass container manufacturer in that country and also ships a portion of its beer bottle production to Germany. In Hungary, the Company is the sole glass container manufacturer and serves the Hungarian food industry. In Finland and the Baltic country of Estonia, the Company is the only manufacturer of glass containers. The Company coordinates production activities between Finland and Estonia in order to efficiently serve the Finnish, Baltic and Russian markets. In recent years, Western European brewers have been establishing beer production facilities in Central Europe and the Russian Republic. Because

these new beer plants use high-speed filling lines, they require high quality glass containers in order to operate properly. The Company believes it is well positioned to meet this growing demand.

        Asia Pacific.    The Company has glass operations in four countries in the Asia Pacific region: Australia, New Zealand, Indonesia and China. In the Asia Pacific region, the Company is the leading manufacturer of glass containers in most of the countries in which it competes. In Australia, the Company's subsidiary, ACI, operates four glass container plants, including a plant focused on serving the needs of the growing Australian wine industry. In New Zealand, the Company is the sole glass container manufacturer. In Indonesia, the Company supplies the Indonesian market and exports glass containers for food and pharmaceutical products to Australian customers. In China, the glass container segments of the packaging market are regional and highly fragmented with a number of local competitors. The Company has three modern glass container plants in China manufacturing high-quality beer bottles to serve Foster's as well as Anheuser-Busch, which is now producing Budweiser® in and for the Chinese market.

        The Company continues to focus on serving the needs of leading multi-national consumer companies as they pursue international growth opportunities. The Company believes that it is often the glass container partner of choice for such multi-national consumer companies due to its leadership in glass technology and its status as a low-cost producer in most of the markets it serves.

Manufacturing

        The Company believes it is the low-cost producer in the glass container segment of the North American rigid packaging market, as well as the low-cost producer in most of the international glass segments in which it competes. Much of this cost advantage is due to the Company's proprietary equipment and process technology. The Company believes its glass forming machines, developed and refined by its engineering group, are significantly more efficient and productive than those used by competitors. The Company's machine development activities and systematic upgrading of production equipment in 1990's and early 2000's have given it low-cost leadership in the glass container segment in most of the countries in which it competes, a key strength to competing successfully in the rigid packaging market.

        Since the early 1990's, the Company has more than doubled its overall glass container labor and machine productivity in the U.S., as measured by output produced per man-hour. By applying its technology and worldwide "best practices" during this period, the Company decreased the number of production employees required per glass-forming machine line in the U.S. by over 35%, and increased the daily output of glass-forming machines by approximately 40%.

Methods of Distribution

        Due to the significance of transportation costs and the importance of timely delivery, glass container manufacturing facilities are generally located close to customers. In the U.S., most of the Company's glass container products are shipped by common carrier to customers within a 250-mile radius of a given production site. In addition, the Company's glass container operations outside the U.S. export some products to customers beyond their national boundaries, which may include transportation by rail and ocean delivery in combination with common carriers. The Company also operates several machine and mold shops that manufacture high-productivity glass-forming machines, molds and related equipment.

Suppliers and Raw Materials

        The primary raw materials used in the Company's glass container operations are sand, soda ash and limestone. Each of these materials, as well as the other raw materials used to manufacture glass containers, have historically been available in adequate supply from multiple sources. For certain raw materials, however, there may be temporary shortages due to weather or other factors, including disruptions in supply caused by raw material transportation or production delays.

Glass Recycling

        The Company is an important contributor to the recycling effort in the U.S. and continues to melt substantial recycled glass tonnage in its glass furnaces. If sufficient high-quality recycled glass were available on a consistent basis, the Company has the technology to operate using 100% recycled glass. Using recycled glass in the manufacturing process reduces energy costs and prolongs the operating life of the glass melting furnaces.

PLASTICS PACKAGING PRODUCT SEGMENT

        The Company is a leading manufacturer in North America of plastic health care containers, plastic closures and plastic prescription containers. The Company also has plastics packaging operations in South America, Europe, Singapore, Australia and New Zealand. On a continuing operations basis, Plastics packaging sales represented 16%, 16% and 18% of the Company's consolidated net sales for the years ended December 31, 2003, 2002 and 2001, respectively.

Manufacturing and Products

        Injection molding is a plastics manufacturing process where plastic resin in the form of pellets or powder is melted and then injected or otherwise forced under pressure into a mold. The mold is then cooled and the product is removed from the mold.

        The Company's health care container unit manufactures injection-molded plastic containers for prescription medicines and over-the-counter products. These products are sold primarily to drug wholesalers, major drug chains and mail order pharmacies.

        The prescription product unit manufactures injection-molded plastic prescription containers. These products are sold primarily to drug wholesalers, major drug chains and mail order pharmacies. Containers for prescriptions include ovals, vials, closures, ointment jars, dropper bottles and automation friendly prescription containers.

        Injection-molding is used in the manufacture of plastic closures, deodorant canisters, ink cartridges and vials. The Company develops and produces injection-molded plastic closures and closure systems, which typically incorporate functional features such as tamper evidence and child resistance or dispensing. Other products include injection-molded containers for deodorant and toothpaste.

        Compression-molding, an alternative to injection-molding which has advantages in high volume applications, is used in manufacturing plastic closures for carbonated soft drink and other beverage closures that require tamper evidence.

Customers

        The Company's largest customers (in alphabetical order) for plastic health care containers and prescription containers include AmeriSourceBergen, Cardinal Health, Eckerd Drug, Johnson & Johnson, Merck-Medco, McKesson, Pfizer, Rite-Aid and Walgreen. The Company's largest customers (in alphabetical order) for plastic closures include Coca-Cola Enterprises, Cott Beverages, Graham Packaging, Nestle Waters North America, Pepsico and Procter & Gamble.

        The Company sells most plastic health care containers, prescription containers and closures directly to customers under annual or multi-year supply agreements. These supply agreements typically allow a pass-through of resin price increases and decreases, except for the prescription business. The Company also sells some of its products through distributors.

Markets and Competitive Conditions

        Major markets for the Company's plastics packaging include consumer products and health care products.

        The Company competes with other manufacturers in the plastics packaging segment on the basis of quality, price, service and product design. The principal competitors producing plastics packaging are

Amcor, Consolidated Container Holdings, LLC, Graham Packaging Company, Plastipak Packaging, Inc. and Silgan Holdings Inc. The Company emphasizes proprietary technology and products, new package development and packaging innovation. The plastic closures segment is divided into various categories in which several suppliers compete for business on the basis of quality, price, service and product design.

        In addition to competing with other established manufacturers in the plastics packaging segment, the Company competes with manufacturers of other forms of rigid packaging, principally aluminum cans and glass containers, on the basis of quality, price, and service. The principal competitors producing metal containers are Crown Cork & Seal Company, Inc., Rexam plc, Ball Corporation and Silgan Holdings Inc. The principal competitors producing glass containers in the U.S. are Saint-Gobain Containers, Inc., a wholly-owned subsidiary of Compagnie de Saint-Gobain, and Anchor Glass Container Corporation. The Company also competes with manufacturers of non-rigid packaging alternatives, including blister packs, in serving the packaging needs of health care customers.

Methods of Distribution

        In the U.S., most of the Company's plastic containers, plastic closures and plastic prescription containers are shipped by common carrier. In addition, the Company's plastics packaging operations outside the U.S. export some products to customers beyond their national boundaries, which may include transportation by rail and ocean delivery in combination with common carriers.

Suppliers and Raw Materials

        The Company manufactures plastic containers and closures using HDPE, polypropylene, PET and various other plastic resins. The Company also purchases large quantities of batch colorants, corrugated materials and labels. In general, these raw materials are available in adequate supply from multiple sources. However, for certain raw materials, there may be temporary shortages due to market conditions and other factors.

        Worldwide suppliers of plastic resins used in the production of plastics packaging include Voridian (formerly Eastman Chemical), Dow Chemical, ExxonMobil, Basell, Chevron Phillips and BP Solvay. Historically, prices for plastic resins have been subject to dramatic fluctuations. However, resin cost pass-through provisions are typical in the Company's supply contracts with its plastics packaging customers.

        With the exception of PolyOne, Ampacet and Clariant, each of which does business worldwide, most suppliers of batch colorants are regional in scope. Historically, prices for these raw materials have been subject to dramatic fluctuations. However, cost recovery for batch colorants is included in resin pass-through provisions which are typical of the Company's supply contracts with its plastics packaging customers.

        Domestic suppliers of corrugated materials include International Paper, Georgia-Pacific, Weyerhauser, Temple-Inland, and Smurfit-Stone Container. Historically, prices for corrugated materials have not been subject to dramatic fluctuations, except for temporary spikes or troughs from time to time.

Recycling

        Recycling content legislation, which has been enacted in several states, requires that a certain specified minimum percentage of recycled plastic be included in certain new plastics packaging. The Company has met such legislated standards in part due to its material process technology. In addition, its plastics packaging manufacturing plants also recycle virtually all of the internal scrap generated in the production process.

Technical Assistance License Agreements

        On a continuing operations basis and after giving effect to the BSN Acquisition, the Company licenses its proprietary glass container technology to 21 companies in 23 countries. In plastics packaging, on a continuing operations basis, the Company has technical assistance agreements with 31 companies in 15 countries. These agreements cover areas ranging from manufacturing and engineering assistance to support in functions such as marketing, sales and administration. The worldwide licensee network provides a stream of revenue to support the Company's development activities and gives it the opportunity to participate in the rigid packaging market in countries where it does not already have a direct presence. In addition, the Company's technical agreements enable it to apply "best practices" developed by its worldwide licensee network. In the years 2003, 2002 and 2001, the Company earned $17.5 million, $17.4 million and $17.1 million, respectively, in royalties and net technical assistance revenue on a continuing operations basis.

Research and Development

        The Company believes it is a technological leader in the worldwide glass container and plastics packaging segments of the rigid packaging market. Research, development and engineering constitute important parts of the Company's technical activities. On a continuing operations basis, research and development expenditures were $29.9 million, $21.1 million, and $20.1 million for 2003, 2002, and 2001, respectively. On a continuing operations basis, engineering expenditures were $34.7 million, $36.5 million, and $29.1 million for 2003, 2002 and 2001, respectively. The Company's research, development and engineering activities include new products, manufacturing process control, automatic inspection and further automation.

        In addition, during the three years ended December 31, 2003, the Company, on a continuing operations basis, invested more than $1.1 billion in capital expenditures (excluding acquisitions) to improve labor and machine productivity and increase capacity in growing markets.

Environmental and Other Governmental Regulation

        The Company's worldwide operations, in common with those of the industry generally, are subject to extensive laws, ordinances, regulations and other legal requirements relating to environmental protection, including legal requirements governing investigation and clean-up of contaminated properties as well as water discharges, air emissions, waste management and workplace health and safety. Capital expenditures for property, plant and equipment for environmental control activities were not material during 2003.

        A number of governmental authorities, both in the U.S. and abroad, have enacted, or are considering, legal requirements that would mandate certain rates of recycling, the use of recycled materials and/or limitations on certain kinds of packaging materials such as plastics. The Company believes that governmental authorities in both the U.S. and abroad will continue to enact and develop such legal requirements.

        In North America, sales of non-refillable glass beverage bottles and other convenience packages are affected by mandatory deposit laws and other types of restrictive legislation. As of January 1, 2004, there were 10 U.S. states and 11 Canadian provinces and territories with mandatory deposit laws in effect and an eleventh U.S. state, Hawaii, with a mandatory deposit law enacted but not fully implemented. A number of states and local governments have enacted or are considering legislation to promote curbside recycling and recycled content legislation as alternatives to mandatory deposit laws. Although such legislation is not uniformly developed, the Company believes that states and local governments may continue to enact and develop curbside recycling and recycling content legislation.

        Although the Company is unable to predict what environmental legal requirements may be adopted in the future, it has not made, and does not anticipate making, material expenditures with respect to environmental protection. However, the compliance costs associated with environmental legal requirements may result in future additional costs to operations.

Intellectual Property Rights

        The Company has a large number of patents which relate to a wide variety of products and processes, has a substantial number of patent applications pending, and is licensed under several patents of others. While in the aggregate the Company's patents are of material importance to its businesses, the Company does not consider that any patent or group of patents relating to a particular product or process is of material importance when judged from the standpoint of any segment or its businesses as a whole.

        The Company has a number of intellectual property rights, comprised of both patented and proprietary technology, that make the Company's glass forming machines more efficient and productive than those used by our competitors. In addition, the efficiency of the Company's glass forming machines is enhanced by the Company's overall approach to cost efficient manufacturing technology, which extends from batch house to warehouse. This technology is proprietary to the Company through a combination of issued patents, pending applications, copyrights, trade secret and proprietary know-how.

        Upstream of the glass forming machine, there is technology to deliver molten glass to the forming machine at high rates of flow and fully conditioned to be homogeneous in consistency, viscosity and temperature for efficient forming into glass containers. The Company has proprietary know-how in (a) the batch house, where raw materials are stored, measured and mixed, (b) the furnace control system and furnace combustion, and (c) the forehearth and feeding system to deliver such homogeneous glass to the forming machines.

        In the Company's glass container manufacturing processes, computer control and electro-mechanical mechanisms are commonly used for a wide variety of applications in the forming machines and auxiliary processes. Various patents held by the Company are directed to the electro-mechanical mechanisms and related technologies used to control sections of the machines. Additional U.S. patents and various pending applications are directed to the technology used by the Company for the systems that control the operation of the forming machines and many of the component mechanisms that are embodied in the machine systems.

        Downstream of the glass forming machines there is patented and unpatented technology for ware handling, annealing, coating and inspection, which further enhance the overall efficiency of the manufacturing process.

        While the above patents and intellectual property rights are representative of the technology used in the Company's glass manufacturing operations, there are numerous other pending patent applications, trade secrets and other proprietary know-how and technology, as supplemented by administrative and operational best practices, which contribute to the Company's competitive advantage. As noted above, however, the Company does not consider that any patent or group of patents relating to a particular product or process is of material importance when judged from the standpoint of any segment or its businesses as a whole.

Seasonality

        Sales of particular glass container and plastics packaging products such as beer, food and beverage containers and closures for beverages are seasonal. Shipments in the U.S. and Europe are typically greater in the second and third quarters of the year, while shipments in South America and the Asia Pacific region are typically greater in the first and fourth quarters of the year.

Employees

        On a continuing operations basis and after giving effect to the BSN Acquisition, the Company's worldwide operations employed approximately 30,300 persons as of December 31, 2003.

        Approximately 88% of the U.S. employees are hourly workers covered by collective bargaining agreements. The principal collective bargaining agreement, which at December 31, 2003, covered approximately 87% of the Company's union-affiliated employees in the U.S., was extended and ratified in March 2002 and will expire on March 31, 2005. In addition, a large number of the Company's employees are employed in countries in which employment laws provide greater bargaining or other rights to employees than the laws of the United States. Such employment rights require us to work collaboratively with the legal representatives of the employees to effect any changes to labor arrangements. The Company considers its employee relations to be good and does not anticipate any material work stoppages in the near term.

Facilities

        The principal manufacturing facilities and other material important physical properties of the continuing operations of the Company, after giving effect to the BSN Acquisition, at December 31, 2003 are listed below. In addition to the properties listed below, the Company leases its World Headquarters Building in Toledo, Ohio, and has corporate facilities at Levis Development Park in Perrysburg, Ohio. All properties shown are owned in fee except where otherwise noted.

Glass Containers
North American Operations	Asia Pacific Operations	European Operations	European Operations	South American Operations
United States
  Glass Container Plants
    Atlanta, GA
    Auburn, NY
    Brockway, PA
    Charlotte, MI
    Clarion, PA
    Crenshaw, PA
    Danville, VA
    Lapel, IN
    Los Angeles, CA
    Muskogee, OK
    Oakland, CA
    Portland, OR
    Streator, IL
    Toano, VA
    Tracy, CA
    Waco, TX
    Winston-Salem, NC
    Zanesville, OH
  Machine Shops
    Brockway, PA
    Godfrey, IL
 Canada
  Glass Container Plants
    Lavington,
        British Columbia
    Brampton, Ontario
    Montreal, Quebec
    Scoudouc,
        New Brunswick
Toronto, Ontario	Australia
  Glass Container Plants
    Adelaide
    Melbourne
    Brisbane
    Sydney
  Mold Shop
    Melbourne
 China
  Glass Container Plants
    Guangdong
    Wuhan
    Shanghai
  Mold Shop
    Tianjin
 Indonesia
  Glass Container Plant
    Jakarta
 New Zealand
  Glass Container Plant
Auckland	Czech Republic
  Glass Container Plants
    Sokolov (Nove Sedlo)
    Teplice (Rudolfova Hut)
 Estonia
  Glass Container Plant
    Jarvakandi
 Finland
  Glass Container Plant
    Karhula
 France
  Glass Container Plants
    Béziers
    Vayres
    Gironcourt
    Veauche
    Labégude
    VMC Reims
    Puy-Guillaume
    Wingles
    Reims BSN
 Germany
  Glass Container Plants
    Achern
    Holzminden
    Bernsdorf
    Stoevesandt
    Düsseldorf
 Hungary
  Glass Container Plant
Oroshaza	Italy
  Glass Container Plants
    Asti
    Pordenone
    Bari (2 plants)
    Terni
    Bologna
    Trento (2 plants)
    Latina
    Treviso
    Milano
    Varese
    Napoli
  Mold Shop
    Napoli
  Glass Recycling Plant
    Alessandria
 Netherlands
  Glass Container Plants
    Leerdam
    Schiedam
    Maastricht
 Poland
  Glass Container Plants
    Antoninek
    Jaroslaw
 Spain
  Glass Container Plants
    Barcelona
    Alcala (Seville)
 United Kingdom
  Glass Container Plants
    Alloa
    Harlow
  Sand Plant
    Devilla
  Machine Shop
Birmingham	Brazil
  Glass Container Plants
    Rio de Janeiro
    Sao Paulo
  Machine Shop
    Manaus
  Silica Sand Plant
    Descalvado
 Colombia
  Glass Container Plants
    Envigado
    Zipaquira
    Soacha
  Tableware Plant
    Buga
  Machine Shop
    Cali
  Silica Sand Plant
    Zipaquira
 Ecuador
  Glass Container Plant
    Guayaquil
 Peru
  Glass Container Plant
    Callao
 Venezuela
  Glass Container Plants
    Valera
Valencia

Plastics Packaging
North American Operations	Asia Pacific Operations	European Operations	South American Operations
  United States
    Berlin, OH(1)
    Bowling Green, OH(2)
    Hattiesburg, MS
    Brookville, PA
    Nashua, NH
    Constantine, MI
    Rocky Mount, NC
    Erie, PA
    Rossville, GA
    Franklin, IN
    Sullivan, IN
    Greenville, SC
    Washington, NJ (2)
    Hamlet, NC
  Puerto Rico
Las Piedras	Australia Adelaide Melbourne (Moorabbin) Brisbane (Lytton) Perth (Bentley) Berri Sydney (Blacktown) Singapore Singapore	Hungary Gyor	Brazil Sao Paulo
In addition, a glass container plant in Windsor, Colorado is under construction.

(1)
This facility is financed in whole or in part under tax-exempt financing agreements.

(2)
This facility is leased in whole or in part.

        The Company believes that its facilities are well maintained and currently adequate for its planned production requirements over the next three to five years.

        Legal Proceedings

        The Company is one of a number of defendants in a substantial number of lawsuits filed in numerous state and federal courts by persons alleging bodily injury (including death) as a result of exposure to dust from asbestos fibers. From 1948 to 1958, one of the Company's former business units commercially produced and sold approximately $40 million of a high-temperature, calcium-silicate based pipe and block insulation material containing asbestos. The Company exited the pipe and block insulation business in April 1958. The traditional asbestos personal injury lawsuits and claims relating to such production and sale of asbestos material typically allege various theories of liability, including negligence, gross negligence and strict liability and seek compensatory and in some cases, punitive damages in various amounts (herein referred to as "asbestos claims").

        The following table shows the approximate number of plaintiffs and claimants involved in asbestos claims pending at the beginning of, disposed of and filed during, and pending at the end of, each of the years listed (eliminating duplicate filings):

	2003	2002	2001
Pending at beginning of year	24,000	27,000	20,000
Disposed	21,000	24,000	24,000
Filed	26,000	21,000	31,000
Pending at end of year	29,000	24,000	27,000

        At September 30, 2004, the Company determined that it is a named defendant in asbestos lawsuits and claims involving approximately 35,000 plaintiffs and claimants. Based on an analysis of the claims and lawsuits pending as of December 31, 2003, approximately 92% of the plaintiffs and claimants either do not specify the monetary damages sought or, in the case of court filings, claim an amount sufficient to invoke the jurisdiction of the trial court. Fewer than 4% of the plaintiffs specify the maximum of their damages claim to be between $10 million and $33 million, while approximately 4% of the plaintiffs claim specific damage amounts ranging between $6 million to $122 million. A single suit pending since 1991 involving fewer than 0.1% of the plaintiffs and approximately 60 defendants, claims damages of $11 billion.

        As indicated by the foregoing summary, modern pleading practice permits considerable variation in the assertion of monetary damages. This variability, together with the actual experience discussed further below of litigating or resolving through settlement hundreds of thousands of asbestos claims and lawsuits over an extended period, demonstrates that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value. Rather, the amount potentially recoverable for a specific claimant is determined by other factors such as the claimant's severity of disease, product identification evidence against specific defendants, the defenses available to those defendants, the specific jurisdiction in which the claim is made, the claimant's history of smoking or exposure to other possible disease-causative factors, and the various other matters discussed further below.

        In addition to the pending claims set forth above, the Company has claims-handling agreements in place with many plaintiffs' counsel throughout the country. These agreements require evaluation and negotiation regarding whether particular claimants qualify under the criteria established by such agreements. The criteria for such claims include verification of a compensable illness and a reasonable probability of exposure to a product manufactured by the Company's former business unit during its manufacturing period ending in 1958. Some plaintiffs' counsel have historically withheld claims under these agreements for later presentation while focusing their attention on active litigation in the tort system. The Company believes that as of September 30, 2004 there are approximately 21,000 claims against other defendants and which are likely to be asserted some time in the future against the Company. These claims are not included in the totals set forth above. The Company further believes that the bankruptcies of additional co-defendants, as discussed below, resulted in an acceleration of the presentation and disposition of a number of these previously withheld preexisting claims under such agreements, which claims would otherwise have been presented and disposed of over the next several years. This acceleration is reflected in an increased number of pending asbestos claims and, to the extent disposed, contributed to additional asbestos-related payments.

        The Company is also a defendant in other asbestos-related lawsuits or claims involving maritime workers, medical monitoring claimants, co-defendants and property damage claimants. Based upon its past experience, the Company believes that these categories of lawsuits and claims will not involve any material liability and they are not included in the above description of pending matters or in the following description of disposed matters.

        Since receiving its first asbestos claim, the Company, as of September 30, 2004, has disposed of the asbestos claims of approximately 313,000 plaintiffs and claimants at an average indemnity payment per claim of approximately $6,200. Certain of these dispositions have included deferred amounts payable over periods ranging up to seven years. Deferred amounts payable totaled approximately $88 million at September 30, 2004 ($87 million at December 31, 2003) and are included in the foregoing average indemnity payment per claim. The Company's indemnity payments for these claims have varied on a per claim basis, and are expected to continue to vary considerably over time. As discussed above, a part of the Company's objective is to achieve, where possible, resolution of asbestos claims pursuant to claims-handling agreements. Under such agreements, qualification by meeting certain illness and exposure criteria has tended to reduce the number of claims presented to the Company that would ultimately be dismissed or rejected due to the absence of impairment or product exposure evidence. The Company expects that as a result, although aggregate spending may be lower, there may be an increase in the per claim average indemnity payment involved in such resolution.

        The Company believes that its ultimate asbestos-related liability (i.e., its indemnity payments or other claim disposition costs plus related legal fees) cannot be estimated with certainty. Beginning with the initial liability of $975 million established in 1993, the Company has accrued a total of $2.7 billion through 2003, before insurance recoveries, for its asbestos-related liability. The Company's ability to reasonably estimate its liability has been significantly affected by the volatility of asbestos-related litigation in the United States, the expanding list of non-traditional defendants that have been sued in this litigation and found liable for substantial damage awards, the continued use of litigation screenings to generate new lawsuits, the large number of claims asserted or filed by parties who claim prior exposure to asbestos materials but have no present physical impairment as a result of such exposure, and the growing number of co-defendants that have filed for bankruptcy.

        The Company has continued to monitor trends which may affect its ultimate liability and has continued to analyze the developments and variables affecting or likely to affect the resolution of pending and future asbestos claims against the Company expects that the total asbestos-related cash payments will be moderately lower in 2004 compared to 2003 and will continue to decline thereafter as the preexisting but presently unasserted claims withheld under the claims handling agreements are presented to the Company and as the number of potential future claimants continues to decrease. The material components of the Company's accrued liability are based on amounts estimated by the Company in connection with its comprehensive review and consist of the following: (i) the reasonably probable contingent liability for asbestos claims already asserted against the Company, (ii) the contingent liability for preexisting but unasserted asbestos claims for prior periods arising under its administrative claims-handling agreements with various plaintiffs' counsel, (iii) the contingent liability for asbestos claims not yet asserted against the Company, but which the Company believes it is reasonably probable will be asserted in the next several years, to the degree that an estimation as to future claims is possible, and (iv) the legal defense costs likely to be incurred in connection with the foregoing types of claims.

        The significant assumptions underlying the material components of the Company's accrual are:

  (a)
  the extent to which settlements are limited to claimants who were exposed to the Company's asbestos-containing insulation prior to its exit from that business in 1958;

  (b)
  the extent to which claims are resolved under the Company's administrative claims agreements or on terms comparable to those set forth in those agreements;

  (c)
  the extent of decrease or increase in the inventory of pending serious disease cases;

  (d)
  the extent to which the Company is able to successfully defend itself at trial;

  (e)
  the extent of actions by courts to eliminate, reduce or permit the diversion of financial resources for unimpaired claimants and so-called forum shopping;

  (f)
  the extent to which additional defendants with substantial resources and assets are required to participate significantly in the resolution of future asbestos lawsuits and claims;

  (g)
  the number and timing of co-defendant bankruptcies; and

  (h)
  the extent to which the resolution of co-defendant bankruptcies divert resources to unimpaired claimants.

        The Company expects to conduct a comprehensive review of its asbestos-related liabilities and costs in connection with finalizing and reporting its results of operations for the year ended December 31, 2004. If the results of this review indicate that the existing amount of the accrued liability is insufficient to cover its estimated future asbestos-related costs, then the Company will record an appropriate charge to increase the accrued liability. While the results of this review cannot be estimated at this time, the Company expects that an increase of the accrued liability will be required in order to cover estimated indemnity payments and legal fees arising from asbestos personal injury lawsuits and claims filed in the next several years.

        The ultimate amount of distributions which may be required to be made by the Company to fund the Company's asbestos-related payments cannot be estimated with certainty. The Company's reported results of operations for 2003 were materially affected by the $450 million fourth-quarter charge and asbestos-related payments continue to be substantial. Any possible future additional charge would likewise materially affect the Company's results of operations in the period in which it might be recorded. Also, the continued use of significant amounts of cash for asbestos-related costs has affected and will continue to affect the Company's and the Company's cost of borrowing and their ability to pursue global or domestic acquisitions. However, the Company believes that its operating cash flows and other sources of liquidity will be sufficient to fund the Company's asbestos-related payments and to fund the Company's working capital and capital expenditure requirements on a short-term and long-term basis.

        In April 1999, Crown Cork & Seal Technologies Corporation ("CCS") filed suit against Continental PET Technologies, Inc. ("CPT"), then a wholly-owned subsidiary of the Company in the United States District Court for the District of Delaware alleging that certain plastic containers manufactured by CPT, primarily multi-layer PET containers with barrier properties, infringe CCS's U.S. Patent 5,021,515 relating to an oxygen scavenging material. In connection with the initial public offering of Constar International Inc. ("Constar"), CCS contributed to Constar the patent involved in the suit against CPT. As a result, Constar was substituted for CCS as the plaintiff in the suit.

        In November 2004, the Company finalized a settlement of this litigation. The settlement involves the grant of a license to the Company and to CPT of the technology in dispute, in return for a payment to Constar of $25.1 million, which approximated the amount accrued by the Company for this expected resolution. The Company believes it has meritorious third party reimbursement claims relating to a substantial portion of this settlement and intends to pursue such claims.

        On November 15, 2004, a lawsuit was filed against the Company in the Delaware Court of Chancery by a shareholder, Joseph Sitorsky, pursuant to Section 220 of the Delaware General Corporation Law, captioned Sitorsky v. Owens-Illinois, Inc. Mr. Sitorsky seeks an order compelling the Company to produce several categories of documents for his review, generally described in written demands. The categories include documents concerning advisory fees paid to KKR Associates, L.P., the BSN Acquisition, the Plastics Sale, due diligence in connection with the Company's contract with software vendor, Model N, an alleged affiliate of KKR, and executive compensation. The Company believes that Mr. Sitorsky has not made a proper demand under Section 220 or otherwise established a right to compel review of the Company's documents, and the Company intends to defend the action vigorously.

        Other litigation is pending against the Company, in many cases involving ordinary and routine claims incidental to the business of the Company and in others presenting allegations that are nonroutine and involve compensatory, punitive or treble damage claims as well as other types of relief. The ultimate legal and financial liability of the Company in respect to this pending litigation cannot be estimated with certainty. However, the Company believes, based on its examination and review of such matters and experience to date, that such ultimate liability will not have a material adverse effect on its results of operations or financial condition.

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